SMC CORPORATION                                                       EXHIBIT 11
STATEMENT OF CALCULATION OF AVERAGE
COMMON SHARES OUTSTANDING

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
                                                                           Three Months         Six Months
                                                                              Ended               Ended
                                                                          June 30, 1998        June 30, 1998
                                                                          -------------        -------------

Basic Earnings Per Share:                                                    6,545,349            6,492,563

    Weighted average number of shares

Diluted Earnings Per Share:

    Weighted average number of shares                                        6,545,349            6,492,563

    Stock option plan shares to be issued at prices
    ranging from $7.375 to $9.00 per share                                     965,500              965,500

    Warrant issues at a price of $9.30 per share                               125,000              125,000

    Less:    Assumed purchase of shares by the Company at
             the average market price during the period using
             the proceeds received upon the assumed exercise
             of the outstanding options and warrants                        (1,086,140)          (1,054,521)
                                                                            ----------           ----------
                  Total Diluted Shares                                       6,549,709            6,528,542
                                                                            ==========           ==========
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